Exhibit 99.1

PRIMERICA REPORTS FOURTH QUARTER 2018 RESULTS,

2019 SHARE REPURCHASE AUTHORIZATION AND INCREASE IN STOCKHOLDER DIVIDEND

Life insurance licensed representatives increase 4% to 130,736

Term Life net premiums grow 11%

Investment and Savings Products sales increase 8%

Net earnings per diluted share (EPS) of $1.99; return on stockholders’ equity (ROE) of 23.8%

Adjusted operating EPS of $2.01; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 24.0%

Board of Directors approves share repurchase program totaling $275 million; $225 million in repurchases expected in 2019

Board of Directors approves 36% increase in dividends to $0.34 per share, payable March 15, 2019

Duluth, GA, February 7, 2019 – Primerica, Inc. (NYSE: PRI) today announced financial results for the fourth quarter and year ended December 31, 2018. Total revenues during the quarter of $487.3 million increased 10% compared to the same quarter in 2017. Net income during the quarter was $86.5 million, or $1.99 per diluted share, compared with net income of $168.4 million, or $3.72 per diluted share, during the fourth quarter of 2017.  The fourth quarter of 2017 included a tax benefit of $95.5 million, or $2.11 per diluted share, to recognize the transition effect of the Tax Cuts and Jobs Act of 2017 (Tax Reform).  ROE for the fourth quarter of 2018 was 23.8%.

Adjusted operating revenues were $488.7 million, increasing 11% compared to the fourth quarter of 2017. Adjusted net operating income was $87.6 million and adjusted operating EPS was $2.01, increasing $15.4 million, or $0.41 per diluted share, respectively, year-over-year largely driven by a lower corporate tax rate in 2018.  During the fourth quarter of 2018, the full-year tax expense related to the Global Intangible Low-Taxed Income (GILTI) component of Tax Reform was reduced from approximately $4 million to $0.7 million based on regulations released by the Department of Treasury in November 2018.  This adjustment resulted in a benefit of $0.07 per diluted share. ROAE for the fourth quarter of 2018 was 24.0%.

Results for both the quarter and the full year reflect solid Term Life and Investment and Savings Products (ISP) performance.  Comparing the year ended December 31, 2018 to the prior year, net premiums increased 13%, average ISP client asset values increased 9% and ISP sales increased 14%.  Financial results also reflect the benefit of a lower corporate tax rate due to Tax Reform.  During 2018, the Company repurchased $210 million of common stock and paid quarterly dividends totaling $44 million because of strong cash flows generated by the business.

“In 2018, we delivered double-digit revenue growth and maintained our commitment to capital deployment,” said Glenn Williams, Chief Executive Officer. “Our sales force remains focused on our mission to help middle-income families achieve financial security.  To support this effort, we continue to improve our products and technology to enhance the client experience and expand distribution capabilities for our representatives.” We enter 2019 with a renewed level of energy and anticipation for success during a year that includes our biennial convention.”

Fourth Quarter Distribution & Segment Results

Distribution Results
	Q4 2018	Q4 2017	% Change
Life Licensed Sales Force (1)	130,736	126,121	4%
Recruits	61,990	64,401	(4)%
New Life-Licensed Representatives	11,052	11,902	(7)%
Life Insurance Policies Issued	72,122	80,068	(10)%
Life Productivity (2)	0.18	0.21	*
ISP Product Sales ($ billions)	$1.74	$1.60	8%
Average Client Asset Values ($ billions)	$61.01	$59.91	2%

(1)	End of period
(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month

*     Not calculated

Segment Results
	Q4 2018	Q4 2017	% Change
	($ in thousands)
Adjusted Operating Revenues: (1)
Term Life Insurance	$291,941	$263,031	11%
Investment and Savings Products	164,924	148,509	11%
Corporate and Other Distributed Products	31,831	30,323	5%
Total adjusted operating revenues (1)	$488,696	$441,863	11%

Adjusted Operating Income (loss) before income taxes:(1)
Term Life Insurance	$72,117	$68,237	6%
Investment and Savings Products	45,647	46,982	(3)%
Corporate and Other Distributed Products	(8,471)	(8,209)	3%
Total adjusted operating income before income taxes (1)	$109,293	$107,010	2%

(1)	See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations at the end of this release for additional information.

Life Insurance Licensed Sales Force

At year-end, there were 130,736 licensed life insurance representatives, which reflected an increase of 4% compared to December 31, 2017.  During the fourth quarter of 2018, both recruits and new life licenses were down slightly year-over-year, reflecting normal fluctuations in momentum.

Term Life Insurance

Revenues of $291.9 million during the fourth quarter increased 11% compared to the same quarter in 2017 and were driven by continued growth in net premiums.  Persistency and benefits and claims levels were generally in line with the prior year’s fourth quarter, while insurance expenses increased $7.5 million.  Approximately half of this increase was due to a premium and retaliatory tax benefit recorded in the fourth quarter of 2017 when Primerica Life Insurance Company changed its state of domicile.  The remainder is attributable to supporting the growth of the business.

Term Life productivity for the quarter was 0.18 policies per life insurance licensed representative per month and remained within the historical range, although lower than recent levels.  As a result, Term Life insurance policies issued declined 10% year-over-year.

Investment and Savings Products

Revenues of $164.9 million increased $16.4 million, or 11%, compared to the fourth quarter of 2017.  Approximately $6 million of this amount reflects revisions to record-keeping platform contracts, which also resulted in a similar increase in operating expenses.  The increase in sales-based revenues and expenses was higher than the related increase in revenue-generating product sales driven by continued strength in variable annuities and index annuities.  The increase in asset-based revenues and expenses was due to continued growth in average client asset values, most notably in our managed accounts.  During the quarter, average client asset values were $61.0 billion, increasing 2% compared to the prior year, and net client flows were $360 million. Canadian segregated fund DAC amortization increased $2.6 million year-over-year as markets were under pressure during the fourth quarter of 2018 in contrast to more favorable market conditions during the fourth quarter of 2017.

Corporate and Other Distributed Products

Adjusted operating revenues were $31.8 million and adjusted operating losses before income taxes were $8.5 million.  Net investment income increased 5%, reflecting a larger invested asset portfolio partly offset by lower portfolio yields. Compared to the same quarter last year, expenses increased due to higher employee-related costs and other corporate growth initiatives.

Taxes

In the fourth quarter of 2018, the effective income tax rate was 19.8%   During the fourth quarter, the full year tax expense related to the GILTI component of Tax Reform was reduced from $4 million to $0.7 million based on regulations released by the Department of Treasury in November. The full year 2019 operating effective income tax rate is expected to be relatively consistent with 2018 at approximately 23%.

Capital

Primerica has a strong balance sheet and continues to be well-capitalized to meet future needs.  Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be approximately 440% as of December 31, 2018.

Primerica’s strong capital generation enabled the Company’s Board of Directors to authorize the repurchase of up to $275 million of its common stock through June 30, 2020 (including $65 million that remained under the previous share repurchase program as of December 31, 2018) and approve a 36% increase in stockholder dividends to $0.34 per share payable on March 15, 2019 to stockholders of record as of February 20, 2019.  The Company expects to repurchase $225 million of its common stock during 2019.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (IPO coinsurance transactions) for all periods presented.  We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.  Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, and diluted adjusted operating earnings per share exclude the impact of realized investment gains (losses)1 and fair value mark-to-market (MTM) investment adjustments2, including other-than-temporary impairments (OTTI), for all periods presented.  We exclude realized investment gains (losses) and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset's maturity or sale that are not directly associated with the Company's insurance operations. In 2017, we excluded from adjusted net operating income and diluted adjusted operating earnings per share the one-time transition impact of provisional amounts recognized from Tax Reform to present meaningful and useful period-over-period comparisons that could be distorted by the historically infrequent tax law change.  In 2018, we excluded from adjusted net operating income and diluted adjusted operating earnings per share the one-time transition impact of adjustments made to finalize the provisional amounts recognized from Tax Reform. Adjusted stockholders' equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented.  We exclude unrealized investment gains (losses) in measuring adjusted stockholders' equity as unrealized gains (losses) from the Company's available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold.

The definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

[1]

Beginning in the first quarter of 2018, MTM adjustments on investments held in equity securities are recognized in total revenues measured in accordance with GAAP as realized investment gains (losses) due to the adoption of Accounting Standards Update No. 2016-01. Accordingly, we excluded the impact of MTM adjustments on investments held in equity securities from adjusted operating revenues and other non-GAAP financial measures.

[2]

Beginning in the first quarter of 2018, the MTM adjustment on a deposit asset held in support of a 10% coinsurance agreement (the 10% deposit asset MTM) recognized under the deposit method of accounting for GAAP has been excluded from adjusted operating revenues and other non-GAAP financial measures. Prior year non-GAAP financial results have not been recast as the 10% deposit asset MTM in the prior year was not material.

Earnings Webcast Information

Primerica will hold a webcast Friday, February 8, 2019 at 10:00 am EST, to discuss fourth quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; changes to the independent contractor status of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations or the failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality, persistency, expenses and interests rates as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event that causes a large number of premature deaths of our insureds; changes in federal and state legislation, including other legislation or regulation that affects our insurance and investment product businesses, our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of, or legal challenges to, the support tools we provide to our sales force; heightened standards of conduct or more stringent licensing requirements for our sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the failure of our investment products to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business; fluctuations in the performance of client assets under management; the inability of our subsidiaries to pay dividends or make distributions; our inability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; legal and regulatory investigations and actions concerning us or our sales representatives; the loss of key personnel; the failure of our information technology systems, breach of our information security or failure of our business continuity plan; and fluctuations in Canadian currency exchange rates . These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, provides financial services to middle income households in North America. Primerica representatives educate their clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which the Company underwrites, and mutual funds, annuities and other financial products, which are distributed primarily on behalf of third parties. Primerica insured approximately 5 million lives and have over 2 million client investment accounts at December 31, 2018. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: investorrelations@primerica.com

Media Contact:

Keith Hancock

470-564-6328

Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	December 31, 2018	December 31, 2017
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,069,635	$1,927,842
Fixed-maturity security held-to-maturity, at amortized cost	970,390	737,150
Short-term investments available-for-sale, at fair value	8,171	-
Equity securities available-for-sale, at fair value	-	41,107
Equity securities, at fair value	37,679	-
Trading securities, at fair value	13,610	6,228
Policy loans	31,501	32,816
Total investments	3,130,986	2,745,143
Cash and cash equivalents	262,138	279,962
Accrued investment income	17,057	16,665
Reinsurance recoverables	4,141,569	4,205,173
Deferred policy acquisition costs, net	2,133,920	1,951,892
Agent balances, due premiums and other receivables	265,258	229,522
Intangible assets, net	48,111	51,513
Income taxes	59,336	48,614
Other assets	341,172	359,347
Separate account assets	2,195,501	2,572,872
Total assets	$12,595,048	$12,460,703

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$6,168,157	$5,954,524
Unearned and advance premiums	15,587	15,423
Policy claims and other benefits payable	313,862	307,401
Other policyholders' funds	370,644	363,061
Notes payable	373,661	373,288
Surplus note	969,685	736,381
Income taxes	187,104	177,468
Other liabilities	486,772	451,398
Payable under securities lending	52,562	89,786
Separate account liabilities	2,195,501	2,572,872
Total liabilities	11,133,535	11,041,602

Stockholders' equity:
Common stock	427	443
Paid-in capital	-	-
Retained earnings	1,489,520	1,375,090
Accumulated other comprehensive income (loss), net of income tax	(28,434)	43,568
Total stockholders' equity	1,461,513	1,419,101
Total liabilities and stockholders' equity	$12,595,048	$12,460,703

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended December 31,
	2018	2017
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$673,605	$650,906
Ceded premiums	(392,290)	(397,318)
Net premiums	281,315	253,588
Commissions and fees	171,961	154,105
Net investment income	21,760	19,459
Realized investment gains (losses), including OTTI	(1,651)	1,079
Other, net	13,940	14,711
Total revenues	487,325	442,942

Benefits and expenses:
Benefits and claims	116,837	108,259
Amortization of deferred policy acquisition costs	66,184	56,304
Sales commissions	85,323	76,823
Insurance expenses	41,671	35,103
Insurance commissions	5,612	5,459
Interest expense	7,192	7,144
Other operating expenses	56,584	45,761
Total benefits and expenses	379,403	334,853
Income before income taxes	107,922	108,089
Income taxes	21,381	(60,354)
Net income	$86,541	$168,443

Earnings per share:
Basic earnings per share	$1.99	$3.73
Diluted earnings per share	$1.99	$3.72

Weighted-average shares used in computing earnings per share:
Basic	43,180	44,809
Diluted	43,311	44,917

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Year ended December 31,
	2018	2017
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$2,667,104	$2,562,109
Ceded premiums	(1,581,164)	(1,600,771)
Net premiums	1,085,940	961,338
Commissions and fees	677,607	591,317
Net investment income	81,430	79,017
Realized investment gains (losses), including OTTI	(2,121)	1,339
Other, net	56,987	56,091
Total revenues	1,899,843	1,689,102

Benefits and expenses:
Benefits and claims	457,583	416,019
Amortization of deferred policy acquisition costs	239,730	209,399
Sales commissions	335,384	297,988
Insurance expenses	168,156	147,280
Insurance commissions	24,490	21,108
Interest expense	28,809	28,488
Other operating expenses	229,607	189,300
Total benefits and expenses	1,483,759	1,309,582
Income before income taxes	416,084	379,520
Income taxes	91,990	29,265
Net income	$324,094	$350,255

Earnings per share:
Basic earnings per share	$7.35	$7.63
Diluted earnings per share	$7.33	$7.61

Shares used in computing earnings per share:
Basic	43,854	45,598
Diluted	43,985	45,689

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended December 31,
	2018	2017	% Change
Total revenues	$487,325	$442,942	10%
Less: Realized investment gains (losses), including OTTI	(1,651)	1,079
Less: 10% deposit asset MTM included in net investment income (NII) (1)	280	-
Adjusted operating revenues	$488,696	$441,863	11%

Income before income taxes	$107,922	$108,089	*
Less: Realized investment gains (losses), including OTTI	(1,651)	1,079
Less: 10% deposit asset MTM included in NII (1)	280	-
Adjusted operating income before income taxes	$109,293	$107,010	2%

Net income	$86,541	$168,443	(49)%
Less: Realized investment gains (losses), including OTTI	(1,651)	1,079
Less: 10% deposit asset MTM included in NII (1)	280	-
Less: Tax impact of preceding items	272	(350)
Less: Transition impact of tax reform	-	95,457
Adjusted net operating income	$87,640	$72,257	21%

Diluted earnings per share (2)	$1.99	$3.72	(47)%
Less: Net after-tax impact of operating adjustments	(0.02)	2.12
Diluted adjusted operating earnings per share (2)	$2.01	$1.60	26%

(1)	The 10% deposit asset MTM during the year ended December 31, 2017 was not material, therefore, non-GAAP financial measures for 2017 have not been recast for this adjustment.
(2)	Percentage change in earnings per share is calculated prior to rounding per share amounts.

*       Less than 1%

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Year ended December 31,
	2018	2017	% Change
Total revenues	$1,899,843	$1,689,102	12%
Less: Realized investment gains (losses), including OTTI	(2,121)	1,339
Less: 10% deposit asset MTM included in net investment income (NII) (1)	(1,680)	-
Adjusted operating revenues	$1,903,644	$1,687,763	13%

Income before income taxes	$416,084	$379,520	10%
Less: Realized investment gains (losses), including OTTI	(2,121)	1,339
Less: 10% deposit asset MTM included in NII (1)	(1,680)	-
Adjusted operating income before income taxes	$419,885	$378,181	11%

Net income	$324,094	$350,255	(7)%
Less: Realized investment gains (losses), including OTTI	(2,121)	1,339
Less: 10% deposit asset MTM included in NII (1)	(1,680)	-
Less: Tax impact of preceding items	827	(434)
Less: Transition impact of tax reform	2,737	95,457
Adjusted net operating income	$324,331	$253,893	28%

Diluted earnings per share (2)	$7.33	$7.61	(4)%
Less: Net after-tax impact of operating adjustments	0.00	2.09
Diluted adjusted operating earnings per share (2)	$7.33	$5.52	33%

(1)	The 10% deposit asset MTM during the year ended December 31, 2017 was not material, therefore, non-GAAP financial measures for 2017 have not been recast for this adjustment.
(2)	Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2018	2017
Direct premiums	$667,776	$644,373
Less: Premiums ceded to IPO coinsurers	281,265	300,144
Adjusted direct premiums	$386,511	$344,229

Ceded premiums	$(390,173)	$(394,987)
Less: Premiums ceded to IPO coinsurers	(281,265)	(300,144)
Other ceded premiums	$(108,908)	$(94,843)

Net premiums	$277,603	$249,386

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2018	2017
Total revenues	$30,460	$31,402
Less: Realized investment gains (losses), including OTTI	(1,651)	1,079
Less: 10% deposit asset MTM included in NII (1)	280	-
Adjusted operating revenues	$31,831	$30,323

Loss before income taxes	$(9,842)	$(7,130)
Less: Realized investment gains (losses), including OTTI	(1,651)	1,079
Less: 10% deposit asset MTM included in NII (1)	280	-
Adjusted operating loss before income taxes	$(8,471)	$(8,209)

(1)	The 10% deposit asset MTM during the year ended December 31, 2017 was not material, therefore, non-GAAP financial measures for 2017 have not been recast for this adjustment.

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	December 31, 2018	December 31, 2017
Stockholders' equity	$1,461,513	$1,419,101
Less: Unrealized net investment gains (losses) recorded in stockholders' equity, net of income tax	(7,370)	39,573
Adjusted stockholders' equity	$1,468,883	$1,379,528